Exhibit 99.2
Item 1A.     Risk Factors
The following risk factors and the forward-looking statements elsewhere herein should be read carefully in connection with evaluating the business of the Company and its subsidiaries. These risks and uncertainties could cause actual results and events to differ materially from those anticipated. Many of the risk factors described under one heading below may apply to more than one section in which we have grouped them for the purpose of this presentation. As a result, you should consider all of the following factors, together which all of the other information presented herein, in evaluating the business of the Company and its subsidiaries. These risk factors may be amended, supplemented or superseded from time to time in filings and reports that we file with the SEC in the future.
Risks Related to HRG
We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments; as a result, our principal source of revenue and cash flow is distributions from our subsidiaries; our subsidiaries may be limited by law and by contract in making distributions to us.
As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of September 30, 2017, excluding cash, cash equivalents and investments held by our subsidiaries, we had approximately $93.0 million in cash, cash equivalents and investments. Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt, finance our business and pursue our business objectives is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. For example, while we expect annual interest payments on our debt to be approximately $139.6 million in Fiscal 2018, we currently expect to receive approximately $60.7 million of dividends from our subsidiaries’ distributable earnings in Fiscal 2018. We expect such dividends along with our cash on hand, cash equivalents and investments to exceed our expected cash requirements and to satisfy our interest obligations, and general administrative expenses for at least the next twelve months. Depending on a variety of factors, including the general state of the capital markets, operating needs or business strategies, HRG and its subsidiaries may or may be required to raise additional capital through the issuance of equity, debt, or both. There is no assurance, however, that such capital will be available at that time, in the amounts necessary or on terms satisfactory to HRG.
Our subsidiaries are and will continue to be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The boards of directors of our subsidiaries may consider a range of factors and consider their stockholders’ constituencies (including public stockholders) as a whole when making decisions about dividends or other payments. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our liquidity and ability to pursue our business objectives or to take other action that could be beneficial to our businesses, or otherwise fund and conduct our business, could be materially limited.
As an example, our subsidiary Spectrum Brands is a holding company with limited business operations of its own and its main assets are the capital stock of its subsidiaries, principally SBI. The terms of Spectrum Brands’ indebtedness may limit its ability to pay dividends to Spectrum Brands and to us. See Exhibit 99.2 “Risk Factors-Risks Related to Spectrum Brands’ Business-SBI’s substantial indebtedness may limit its financial and operating flexibility, and Spectrum Brands may incur additional debt, which could increase the risks associated with its substantial indebtedness” and Exhibit 99.2 “Risk Factors-Risks Related to Spectrum Brands’ Business-Restrictive covenants in the SBI Senior Secured Facilities and the SBI Indentures may restrict SBI’s ability to pursue its business strategies.”
In addition, our liquidity and ability to pursue business opportunities may be impacted by the capital needs of our subsidiaries. Such entities may require additional capital to maintain or grow their businesses, make payments on their indebtedness or other commitments, and/or make upstream cash distributions.
Furthermore, these restrictions on our subsidiaries ability to pay dividends or distributions may limit our ability to incur additional indebtedness or refinance our existing indebtedness in the future as well. Our ability to refinance our indebtedness will depend on our ability to generate future cash flow, and we are dependent on our subsidiaries’ ability to pay dividends or pay distributions to us in order for us to generate cash flow.
The Merger is subject to various closing conditions and no assurance can be provided that such conditions will be satisfied and when, or if, the closing of the Merger will occur.
The Merger Agreement contains a number of conditions that must be fulfilled or, to the extent permitted by applicable law or the Merger Agreement, waived, to consummate the Merger, including, among other things, the approval of certain Merger related proposals by the stockholders of HRG and Spectrum Brands, the absence of any applicable law or order being in effect restraining, enjoining, prohibiting or making illegal the consummation of the proposed transaction and the receipt of certain tax opinions. There can be no assurance that the conditions to closing the Merger will be satisfied or waived in a timely manner or at all.
We and our subsidiaries may determine not to or may not be successful in identifying and/or consummating a strategic alternative and/or suitable acquisition, sale, merger or other business opportunity, as applicable.
We and/or one or more of our subsidiaries may not be successful in identifying and/or consummating a strategic alternative and/or suitable acquisition, sale, merger or other business opportunity, as applicable, at favorable valuations and other terms. Furthermore, any attractive strategic alternatives, acquisition, sale, merger or other business opportunities may be limited or prohibited by applicable regulatory regimes. Any future strategic alternative acquisition, sale, merger or business opportunity may also require a substantial amount of our or our subsidiaries’ management’s time and may be difficult to successfully execute. Any such failure could have a material adverse effect on our or our subsidiaries’ results of operations and financial condition and our or our subsidiaries’ ability to service our respective debt.
Even if we or our subsidiaries do execute a strategic alternative, acquisition, sale, merger or other business opportunity, as applicable, there is no assurance that we or our subsidiaries will be successful in enhancing our or our subsidiaries’ business or financial condition or that such transaction will be successful.
We and our subsidiaries are dependent on certain key personnel.
We and our subsidiaries are dependent upon certain key personnel who have substantial experience and expertise in our industry and the industries of our subsidiaries and have made significant contributions to our growth and success. We are particularly dependent on the skills, experience and efforts of our Chief Executive Officer, Joseph S. Steinberg, and Ehsan Zargar, our Executive Vice President, Chief Operating Officer and General Counsel. As a result of their positions with our Company, Mr. Steinberg and Mr. Zargar have significant influence over our business strategy and make most of the significant policy and managerial decisions of our Company. The loss of Mr. Steinberg or Mr. Zargar or other key personnel, or limitations on their involvement in our business, or the loss of one or more of our subsidiaries’ other key personnel, or the concurrent loss of several of these individuals or any negative public perception with respect to these individuals, could have a material adverse effect on our and our subsidiaries’ business or operating results.
We and our subsidiaries may not be able to attract and retain skilled people.
Our success and our subsidiaries’ success depend, in large part, on our and their ability to attract new personnel, retain and motivate our and their existing employees, and continue to compensate such personnel competitively. Competition for the best personnel in most activities in which we and our subsidiaries engage can be intense, and we may not be able to hire these people or retain them. We recently commenced a process to review strategic alternatives for HRG and/or its assets. Such process may negatively impact our and/or our subsidiaries’ ability to retain or hire key personnel. Our and/or our subsidiaries’ business, financial condition and results of operations could be materially adversely affected if we or they lose any of these persons and are unable to attract and retain qualified replacements.
Our subsidiaries operate in highly-competitive industries, limiting their ability to gain or maintain their positions in their respective industries.
Many of our subsidiaries’ competitors possess greater technical, human, financial and other resources, or more local industry knowledge, or greater access to capital, than our subsidiaries do. These factors may place our subsidiaries at a competitive disadvantage in successfully completing future acquisitions and investments.
Our subsidiaries also face competition from both traditional and new market entrants. See risk factors related to Spectrum herein.
We and our subsidiaries could consume resources in pursuing strategic alternatives, acquisitions, business opportunities, dispositions, financings or capital market transactions, as applicable, that are not consummated, which could materially adversely affect our business.
We and our subsidiaries anticipate that the investigation of strategic alternatives, acquisition, disposition, financing or capital market transactions, and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments, with respect to such transactions, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific transaction, we may fail to consummate the transaction for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our business.

Covenants in certain of our material instruments limit, and other future instruments may limit our ability to operate our business.
The indenture governing our 7.750% Notes (“the “Indenture”) contains, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our business. The Indenture requires us to satisfy certain financial tests, including a minimum collateral coverage ratio. If we fail to meet or satisfy any of these covenants (after applicable cure periods), we would be in default and noteholders (through the trustee or collateral agent, as applicable) could elect to declare all amounts outstanding to be immediately due and payable, enforce their interests in the collateral pledged and restrict our ability to make additional borrowings. These agreements may also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under the other agreements could also declare a default. The covenants and restrictions in the Indenture, subject to specified exceptions, restricts our, and in certain cases, our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens or engage in sale and leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	make certain restricted payments;

•	sell assets;

•	engage in transactions with affiliates, except on an arms-length basis; or

•	consolidate or merge with, or sell substantially all of our assets to, another person.
Similarly, the 2017 Loan imposes certain covenants and restrictions on us and our activities. In addition, the Certificate of Designation provides CF Turul LLC (“CF Turul”), an affiliate of funds managed by Fortress Investment Group LLC (“Fortress”), with consent and voting rights with respect to certain of the matters referred to above and certain corporate governance rights.
These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. Moreover, a default under one of our subsidiaries’ financing agreements may cause a default on our debt and our other financing arrangements.
Finally, Spectrum Brands’ stock is, directly or indirectly, pledged as collateral under the 2017 Loan; foreclosure on a sufficient number of Spectrum Brands stock pledged as collateral would constitute a change of control under certain of SBI’s debt documents. Upon a change of control under those debt documents, SBI is required to offer to repurchase their notes at a price equal to 101% of the principal amount of their notes, plus accrued interest.
Financing covenants could adversely affect our financial health and prevent us from fulfilling our obligations.
We have a significant amount of indebtedness. Our and our subsidiaries’ significant indebtedness and other financing arrangements could have material consequences. For example, they could:

•	make it difficult for us to satisfy our obligations with respect to our outstanding and other future debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	impair our ability to obtain additional financing in the future for working capital, investments, acquisitions and other general corporate purposes;

•
require us to dedicate a substantial portion of our cash flows to the payment to our financing sources, thereby reducing the availability of our cash flows to fund working capital, investments, acquisitions and other general corporate purposes; and

•	place us at a disadvantage compared to our competitors.
Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our ability to make payments on our financial obligations may depend upon the future performance of our operating subsidiaries and their ability to generate cash flow in the future, which are subject to general economic, industry, financial, competitive, legislative, regulatory, and other factors that are beyond our control. We cannot assure you that we will generate sufficient cash flow from our operating subsidiaries, or that future borrowings will be available to us, in an amount sufficient to enable us to pay our financial obligations or to fund our other liquidity needs. If the cash flow from our operating subsidiaries is insufficient, we may take actions, such as delaying or reducing investments or acquisitions, attempting to restructure or refinance our financial obligations prior to maturity, selling assets or operations or seeking additional equity capital to supplement cash flow. However, we may be unable to take any of these actions on commercially reasonable terms, or at all.
Future financing activities may adversely affect our leverage and financial condition.
Subject to the limitations set forth in the Indenture and 2017 Loan agreement, we and our subsidiaries may incur additional indebtedness and issue dividend-bearing redeemable equity interests. We may incur substantial additional financial obligations to enable us to execute on our business objectives. These obligations could result in:

•	default and foreclosure on our assets if our operating revenues after an investment or acquisition are insufficient to repay our financial obligations;

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acceleration of our obligations to repay the financial obligations even if we make all required payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all amounts owed, if any, if such financial obligations are payable on demand;

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our inability to obtain necessary additional financing if such financial obligations contain covenants restricting our ability to obtain such financing while the financial obligations remain outstanding;

•	our inability to pay dividends on our capital stock;

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using a substantial portion of our cash flow to pay principal and interest or dividends on our financial obligations, which will reduce the funds available for dividends on our Common Stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industries in which we operate;

•	an event of default that triggers a cross default with respect to other financial obligations, including our indebtedness;

•	increased vulnerability to adverse changes in general economic, industry, financial, competitive legislative, regulatory and other conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors.

We and our subsidiaries rely extensively on our information technology (“IT”) systems, networks and services, including Internet sites, data hosting and processing facilities and tools and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or vendors, to assist in conducting our and our subsidiaries’ businesses.
Our and our subsidiaries’ IT systems have been, and will likely continue to be, subject to computer viruses or other malicious codes, unauthorized access attempts, phishing and other cyber-attacks. We and our subsidiaries continue to assess potential threats and make investments seeking to address these threats, including monitoring of networks and systems and upgrading skills, employee training and security policies for us and our subsidiaries, and our respective third-party providers. However, because the techniques used in these attacks change frequently and may be difficult to detect for periods of time, we or our subsidiaries may face difficulties in anticipating and implementing adequate preventative measures. Accordingly, there can be no guarantee that our security efforts will prevent breaches or breakdowns to ours, our subsidiaries’ or our third-party providers’ databases or systems. If the IT systems, networks or service providers we and our subsidiaries rely upon fails to function properly, or if we, our subsidiaries or one of our third-party providers suffer a loss, significant unavailability of or disclosure of our business or stakeholder information, and our and our subsidiaries’ businesses continuity plans do not effectively address these failures on a timely basis, we and/or our subsidiaries may be exposed to reputational, competitive and business harm as well as litigation and regulatory action. The costs and operational consequences of responding to breaches and implementing remediation measures could be significant.
We have made significant investments in publicly traded companies. Changes in the market prices of the securities we own, particularly during times of volatility in security prices, can have a material impact on the value of our business.
We have made significant investments in publicly traded companies. Changes in the market prices of the publicly traded securities of these entities could have a material impact on an investor’s perception of the aggregate value of our Common Stock and on the value of the assets we have pledged and can pledge in the future to creditors for debt financing, which in turn could adversely affect our ability to incur additional debt or finance future acquisitions.
Certain of our stockholders hold a significant portion of our outstanding voting stock; decisions by such stockholders, including the decision to sell their HRG securities, could adversely affect our financial results and liquidity.
Leucadia National Corporation (“Leucadia”) and CF Turul beneficially own a significant portion of our outstanding Common Stock and have appointed representatives to our and our subsidiaries’ Board and committees thereof. Because of this, such persons may exercise significant influence over our business and affairs, including over matters submitted to a vote of our stockholders, such as the election of directors, the removal of directors, and approval of significant corporate transactions. This influence and actual control may have the effect of discouraging offers to acquire HRG or our subsidiaries because any such transaction would likely require the consent of Leucadia and CF Turul. See Exhibit 99.2 “Risk Factors- Provisions in our organizational documents and applicable regulations may discourage the takeover of our company, may make removal of our management more difficult and may depress our stock price.”
Matters not directly related to us can nevertheless affect Leucadia’s and CF Turul’s respective decisions to maintain, decrease or increase their investments in us. Leucadia and CF Turul may at any time decide to dispose of all or a portion of their investment in us. Subject to compliance with the restrictions contained in our charter, the sale or other disposition of a certain portion of our voting stock could cause the Company and its subsidiaries to experience a change of control for certain purposes, which may accelerate certain of the Company’s and its subsidiaries’ indebtedness and other obligations, allow certain counterparties to terminate their agreements and/or negatively impact our and our subsidiaries’ tax attributes. Among other things, such a change of control could result in a “change of control” under our agreements governing our indebtedness. No assurance can be provided that upon the occurrence of such an event, the Company will be able to obtain the required waivers, repay its indebtedness or secure alternative arrangements. See also Exhibit 99.2 “Risk Factors-Future sales of substantial amounts of our Common Stock may adversely affect our market price.”
Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.
We have not adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any transaction to which we are a party or have an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us or our subsidiaries. We have engaged in transactions in which such persons have an interest and, subject to the terms of the Indenture and other applicable covenants in other financing arrangements or other agreements, may in the future enter into additional transactions in which such persons have an interest. In addition, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we are involved, and may also compete with us.
In the course of their other business activities, certain conflicts of interest may arise with respect to HRG, its significant stockholders, affiliates, subsidiaries, and their respective directors, officers and affiliates.
Certain of our and our significant stockholders, affiliates or subsidiaries’ officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to their affiliations with other entities, such persons may have obligations to present potential business opportunities to those entities, which could cause additional conflicts of interest. Accordingly, such persons may not present otherwise attractive business combination opportunities to us, our subsidiaries or investees.
In addition, HRG currently has a number of, and may in the future acquire, additional significant stockholders, affiliates or subsidiaries (“Affiliated Persons”), some of which engage in business dealings with each other and HRG from time to time. As a result, conflicts of interest could arise with respect to transactions involving business dealings between HRG and the Affiliated Persons or between and among the Affiliated Persons, including potential business transactions and business services. It may not be possible to equally favor HRG and its subsidiaries in these business dealings, and the resolution of these conflicts may not always be equally in the best interest of HRG and its subsidiaries, which could have a material effect on HRG’s and one or more of HRG’s subsidiaries’ financial condition and results of operations.
Provisions in our organizational documents and applicable regulations may discourage the takeover of our company, may make removal of our management more difficult and may depress our stock price.
Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our management. They could also have the effect of discouraging others from making tender offers for our Common Stock. As a result, these provisions could prevent our stockholders from receiving a premium for their shares of Common Stock above the prevailing market prices. These provisions include:

•	the authority of the Company’s Board of Directors (the “Board”) to issue, without stockholder approval, up to 10,000,000 shares of our preferred stock with such terms as our Board may determine;

•
special meetings of our stockholders may be called only by the Chairman of our Board or by our Corporate Secretary upon delivery of a written request executed by three directors (or, if there are fewer than three directors in office at that time, by all incumbent directors);

•	a staggered Board, as a result of which only one of the three classes of directors is elected each year;

•	advance notice requirements for nominations for election to our Board, or for proposing matters that can be acted on by stockholders at stockholder meetings;

•	restrictions in our certificate of incorporation that impose limitations on the transfer of our securities, which are intended to protect our net operating losses and other tax attributes;

•	the absence of cumulative voting rights;

•	subject to any special rights of the holders of our preferred stock may have to elect directors, removal of incumbent directors only for cause.
Our amended and restated certificate of incorporation contains provisions that restrict mergers and other business combinations with an “Interested Stockholder” (as defined therein) or that may otherwise have the effect of preventing or delaying a change of control of our company. Our Board has waived the application of this provision to Leucadia and CF Turul. Also see Exhibit 99.2 “Risk Related to HRG-HRG and certain of its subsidiaries, including Spectrum Brands, may not be able to fully utilize their net operating loss and other tax carryforward; restrictions in HRG’s certificate of incorporation intended to protect net operating losses and other tax attributes may limit transfer of HRG’s securities” for the restrictions on certain transfers of our Common Stock.
Our restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our restated bylaws provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our restated bylaws, any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.
Disruption or failures of our or our subsidiaries’ information technology systems could have a material adverse effect on our business.
Our and our subsidiaries’ information technology systems are susceptible to security breaches, operational data loss, general disruptions in functionality, and may not be compatible with new technology. We and our subsidiaries depend on information technology systems for the effectiveness of operations and to interface with those with whom we and our subsidiaries conduct business, as well as to maintain financial and other records. Disruption or failures of such information technology systems could impair our or our subsidiaries’ ability to effectively and timely conduct our operations and maintain financial records, which could damage our reputation and have a material adverse effect on our business.
Our ability to dispose of securities and debt interests may be limited by restrictive stockholder agreements, by the federal securities laws and by other regulations or market conditions.
When we acquire securities or debt instruments directly or indirectly through subsidiaries, we acquire securities or debt instruments that are illiquid and, when we acquire less than 100% of the equity interests of a company, we may be subject to restrictive terms of agreements with other equityholders. In addition, we may hold, and may in the future hold, securities and debt instruments that are not registered under the Securities Act and/or (as is the case with respect to our shares of Spectrum Brands) restricted securities under the Securities Act. Our ability to sell such securities and debt instruments could be limited by market conditions and the illiquid nature of such securities and debt instruments and could be limited to sales pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those securities; (ii) Rule 144 under the Securities Act, which, among other things, requires a specified holding period and limits the manner and volume of sales; (iii) another applicable exemption under the Securities Act; or (iv) approval of certain regulators. In addition, our ability to dispose of our shares of Spectrum Brands is restricted pursuant to the agreements entered into in connection with the Merger Agreement.
We may suffer adverse consequences if we are deemed an investment company under the Investment Company Act and we may be required to incur significant costs to avoid investment company status and our activities may be restricted.
We believe that we are not an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) and we intend to continue to make acquisitions and other investments in a manner so as not to be an investment company. The Investment Company Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. If the Commission or a court were to disagree with us, we could be required to register as an investment company. This would negatively affect our ability to consummate acquisitions; subject us to disclosure and accounting guidance geared toward investment, rather than operating companies; limit our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and require us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company. In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting, owning, holding or trading in securities (as defined in the Investment Company Act) and that we do not own or acquire “investment securities” having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. To ensure that majority-owned investments, such as Spectrum Brands, do not become categorized as “investment securities,” we may need to make additional investments in these subsidiaries to offset any dilution of our interest that would otherwise cause such a subsidiary to cease to be majority-owned. We may also need to forego acquisitions that we would otherwise make or retain, or dispose of investments that we might otherwise hold.

There may be tax consequences associated with our acquisition, investment, holding and disposition of operating businesses and other assets.
We may incur significant taxes in connection with effecting acquisitions or investments, holding, receiving payments from, and operating businesses and other assets and disposing of operating businesses and other assets. Our decisions to make a particular acquisition, sell a particular asset or increase or decrease a particular investment may be based on considerations other than the timing and amount of taxes owed as a result.
HRG and certain of its subsidiaries may not be able to fully utilize their net operating loss and other tax carryforward; restrictions in HRG’s certificate of incorporation intended to protect net operating losses and other tax attributes may limit transfer of HRG’s securities
As of September 30, 2017, HRG and Spectrum Brands had U.S. Federal net operating loss (“NOL”) carryforwards of approximately $1,524.3 million (inclusive of $151.1 million attributable to FGL’s non-life Insurance subsidiaries) and $703.5 million, respectively that, if unused, will expire through year 2037. Spectrum Brands had tax benefits related to U.S. state NOL carryforwards of approximately $70.8 million at September 30, 2017, that, if unused, will expire through year 2037. As of September 30, 2017, HRG and Spectrum Brands had U.S. Federal capital loss carryforwards of approximately $315.9 million (inclusive of $15.0 million attributable to FGL’s non-life Insurance subsidiaries) and $19.8 million, respectively that, if unused, will expire through year 2022; and Spectrum Brands had foreign loss carryforwards of approximately $169.2 million, which will expire beginning in Fiscal 2018. See Exhibit 99.2 “Risk Factors-While, as of the date of this report, we expect to exercise the 338 Tax Election and to receive tax benefits from making such election there can be no assurance that such an election will be made or that we will receive any of the benefits from such an election.”
The ability of HRG and its subsidiaries (including any future subsidiary) to utilize their NOL and other tax carryforwards to reduce taxable income in future years may be limited for various reasons, including if projected future taxable income is insufficient to recognize the full benefit of such NOL carryforwards prior to their expiration. Additionally, the ability of HRG and its subsidiaries (including any future subsidiary) to fully use these tax assets could also be adversely affected if the respective companies were deemed to have an “ownership change” within the meaning of Sections 382 and 383 of the Code. An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three-year period. HRG and its subsidiaries (including Spectrum Brands) have experienced ownership changes that have limited the utilization of a portion of their NOL carryforwards and other carryforward tax attributes. Future ownership changes, including transfers or dispositions of our stock by Harbinger Capital Partners LLC (“HCP”) or other stockholders and conversions or redemptions of our preferred stock, could, depending on their magnitude, result in ownership changes that would trigger the imposition of additional limitations on the utilization of these tax assets under Sections 382 and 383. Accordingly, there can be no assurance that, in the future, HRG and/or its subsidiaries (including any future subsidiary) will not experience additional limitations on utilizing the tax benefits of their NOL and other tax carryforwards. Such limitations could have a material adverse effect on HRG and/or its subsidiaries’ results of operations, cash flows or financial condition.
In order to reduce the likelihood that future transactions in our Common Stock will result in an ownership change under Section 382 of the Code (“Section 382”), on July 13, 2015, following receipt of stockholder approval, we filed an amendment to our amended and restated certificate of incorporation (the “Charter”). The Charter amendment is designed to reduce the likelihood of an “ownership change” under U.S. federal tax laws by restricting certain direct and indirect acquisitions and dispositions of our Common Stock. The restrictions imposed under the amendment apply to any direct and indirect holders of, or persons who would become holders of, 4.9% or more of our Common Stock (and certain other interests in the Company that are treated as stock for U.S. federal tax purposes). As of July 13, 2015, which is the date of the adoption of the Charter amendment, any direct or indirect transfer of our shares of Common Stock (or such other Company securities) in violation of the restrictions will be void as of the date of the purported transfer as to the purported transferee, and the purported transferee will not be recognized as the owner of such securities for any purpose, including for purposes of voting and receiving dividends or other distributions. These restrictions may adversely affect the ability of certain holders of our Common Stock to dispose of or acquire shares of our Common Stock and may have an adverse impact on the liquidity of our Common Stock generally.
Our Board will have the power to determine and interpret, in its sole discretion, all matters necessary for assessing compliance with the provisions of the Charter transfer restrictions. These matters include (i) the identification of a 4.9% stockholder, (ii) whether a transfer is a prohibited transfer, (iii) the percentage stock ownership interest in the Company of any person for the purposes of Section 382, (iv) whether an instrument constitutes a security of the Company, (v) the amount or fair market value due to a purported transferee pursuant to the alternate procedure described in the Charter, (vi) the interpretation of the provisions of the Charter amendment and (vii) any other matters which our Board determines to be relevant. To the extent permitted by law, the good faith determination of the Board on such matters will be conclusive and binding on all persons and entities for purposes of the Charter transfer restrictions.

In connection with its consideration of the Charter transfer restrictions, the Board has provided to CF Turul, the beneficial owner of 16.4% of our issued and outstanding Common Stock as of November 14, 2017, its approval, as required under the Charter transfer restrictions, to make, subject to specified limitations and other terms and conditions, one or more distributions of our shares of Common Stock on a substantially pro rata basis to the members of CF Turul and by such members and their affiliates to the ultimate owners who are not entities sponsored or organized by Fortress Investment Group LLC (such person each, a “Specified Holder”). In addition, the Board has also provided the funds affiliated with HCP, which were at the time a Specified Holder and the beneficial owner of approximately 10.3% of our issued and outstanding Common Stock, its approval, as required under the Charter transfer restrictions, to sell, subject to specified limitations and other terms and conditions, the shares of Common Stock that HCP held. It is our understanding that as of the date of this report HCP has disposed of a substantial amount of its stock and is no longer a Specified Holder.
While the Charter amendment is intended protect the benefits of our NOLs and other tax assets, there can be no assurance that we will not experience future transactions in our Common Stock that results in some or all of our NOLs attributes being lost or limited. For example, (i) our Board can permit a transfer to an acquirer that results in or contributes to an ownership change if it determines that such transfer is in our or our stockholders’ best interests; (ii) a court could find that part or all of the charter transfer restrictions are not enforceable, either in general or as applied to a particular stockholder or fact situation; (iii) certain changes in relationships among our stockholders or other events not proscribed under the Charter amendment could contribute to or cause an ownership change under Section 382; and (iv) an ownership change could be caused or contributed to as a result of our own actions, such as issuing, repurchasing or redeeming shares of our Common Stock, which we remain free to do if our Board determines that it is in our or our stockholders’ best interests to do so. In addition, on February 24, 2018, we put into effect a rights plan to further protect our tax attributes.
Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and financial condition.
We may in the future discover areas of our internal controls that need improvement, particularly with respect to our or our subsidiaries or businesses that we or our subsidiaries may acquire or subsidiaries that are not presently material to our business but may become material to us in the future. We cannot be certain that we or our subsidiaries will develop, implement, and maintain adequate internal controls over financial reporting in the future. As previously disclosed, FGL identified and, as of September 30, 2017, remediated a material weakness in FGL’s internal controls. With remediation, the Company’s management was able to conclude that its internal control over financial reporting was effective as of September 30, 2017.
In addition, we or our subsidiaries may acquire an entity that was not previously subject to U.S. public company requirements or did not previously prepare financial statements in accordance with the United States Generally Accepted Accounting Principles (“U.S. GAAP”) or is not in compliance with the requirements of the Sarbanes-Oxley Act of 2002 or other public company reporting obligations applicable to such entity directly or through us. We or our subsidiaries may incur significant additional costs in order to ensure, that after such acquisition, HRG or our subsidiaries continue to comply with the requirements of the Sarbanes-Oxley Act of 2002 and its other public company requirements, which, in turn, would reduce our earnings and negatively affect our liquidity or cause us to fail to meet our or our subsidiaries’ reporting obligations. In addition, development of an adequate financial reporting system and the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete any such acquisition or cause us or our subsidiaries to fail to meet our reporting obligations. To the extent any of these newly-acquired entities or any existing entities have deficiencies in their internal controls, it may impact our internal controls.
Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our or our subsidiaries’ operating results or cause us or our subsidiaries to fail to meet our respective reporting obligations. If we or our subsidiaries are unable to conclude that we or our subsidiaries have effective internal controls over financial reporting, or if our or our subsidiaries’ independent registered public accounting firm is unable to provide us or our subsidiaries with an unqualified report regarding the effectiveness of our or our subsidiaries’ internal controls over financial reporting to the extent required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our or our subsidiaries’ financial statements. Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could potentially subject us or our subsidiaries to sanctions or investigations by the Commission, or other regulatory authorities. In addition, failure to comply with our reporting obligations with the Commission may cause an event of default to occur under the Indenture, or similar instruments governing any debt we or our subsidiaries incur in the future.
Limitations on liability and indemnification matters.
As permitted by Delaware law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. Our restated bylaws also provide that we are required to indemnify our directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, we may, by action of our Board, provide indemnification and advance expenses to our officers, employees and agents (other than directors), to directors, officers, employees or agents of a subsidiary of the Company, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at our request, with the same scope and effect as the indemnification of our directors provided in our restated bylaws.
We and our subsidiaries may be adversely affected by further deterioration in economic conditions.
From December 2007 through June 2009, the U.S. economy was in recession, which lead to a significant reduction in the business activity across a wide range of industries and regions in the U.S. In 2011 and 2012, concern over sovereign debt in Greece, Spain, Italy and certain other European Union countries caused significant fluctuations of the Euro, relative to other currencies, such as the U.S. Dollar. Criticism of excessive national debt among a number of countries has led to credit downgrades of the sovereign debt of several countries and has led to increased concern regarding economic and political uncertainty. Destabilization of the economy could lead to a decrease in consumer confidence, which could cause reductions in discretionary spending and demand for our subsidiary Spectrum Brands’ products. Furthermore, sovereign debt issues could also lead to further significant, and potentially longer-term, economic issues, such as reduced economic growth and devaluation of the Euro against the U.S. Dollar, any of which could adversely affect our and each of our subsidiaries’ business, financial condition and operating results. See the risk factor entitled “Spectrum Brands faces risks relating to the United Kingdom’s 2016 referendum, which called for its exit from the European Union” in this report.
Price fluctuations in our Common Stock could result from general market and economic conditions and a variety of other factors, including factors that affect the volatility of the common stock of any of our publicly-held subsidiaries.
The trading price of our Common Stock may be highly-volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

•	actual or anticipated fluctuations in our results of operations and the performance of our subsidiaries and their competitors;

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reaction of the market to our announcement of any future acquisitions, dispositions, or other business opportunities by us or our subsidiaries, including the Company’s review of strategic alternatives and the timing and status of the FGL Merger;

•	the public’s reaction to our and/or our subsidiaries’ press releases, our other public announcements and our filings with the Commission;

•	changes in general economic conditions;

•	actions of our historical equity investors, including sales of Common Stock by our significant stockholders, our directors and our executive officers; and

•	actions by institutional investors or our significant stockholders trading in our stock.
In addition, the trading price of our Common Stock could be subject to fluctuations in response to a number of factors that affect the volatility of the common stock of any of our subsidiaries, such as Spectrum Brands, which are publicly traded.
The market liquidity for our Common Stock is relatively low and may make it difficult to purchase or sell our stock.
The daily trading volume in our Common Stock is volatile and relatively low, which may make it difficult to purchase or sell shares of our Common Stock. Although a more active trading market may develop in the future, there can be no assurance as to the liquidity of any markets that may develop for our Common Stock or the prices at which holders may be able to sell our Common Stock and the limited market liquidity for our stock could affect a stockholder’s ability to sell at a price satisfactory to that stockholder.
From time to time, we and our subsidiaries may be subject to litigation for which we and our subsidiaries may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.
We and our subsidiaries are or may become parties to legal proceedings related to our or their current or prior businesses for which, depending on the circumstances, a reserve may not have been established or otherwise provided for or insured against.  There can be no assurance that we will prevail in any litigation in which we or our subsidiaries may become involved, or that our or their insurance coverage will be adequate to cover any or all potential losses. In addition, from time to time, we may decide to settle litigation involving us or our subsidiaries for a variety of reasons and regardless of the perceived merits of the claims related to such litigation. Such settlements may include non-monetary as well as monetary terms. To the extent that we or our subsidiaries sustain losses from such proceedings which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be materially adversely affected.

Agreements, transactions and litigation involving or resulting from the activities of our predecessor and its former subsidiaries may subject us to future claims or litigation that could materially adversely impact our capital resources.
HRG is the successor to Zapata Corporation, which was a holding company engaged, through its subsidiaries, in a number of business activities and over the course of our existence we have acquired and disposed of a number of businesses. The activities of such entities may subject us to future claims or litigation regardless of the merit of such claims or litigation and the defenses available to us and our subsidiaries. The time and expense that we may be required to dedicate to such matters may be material to us and our subsidiaries and may adversely impact our capital resources. In certain instances, we may have continuing obligations pursuant to certain of these transactions, including obligations to indemnify other parties to agreements, and may be subject to risks resulting from these transactions.
Risks Related to Spectrum Brands’ Business
Spectrum Brands is a parent company with limited business operations of its own. Its main asset is the capital stock of its subsidiaries, including SBI. Spectrum Brands conducts most of its business operations through its subsidiaries and its primary source of cash is and will be distributions from its subsidiaries.
Spectrum Brands’ primary sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from their earnings and cash flow. Spectrum Brands’ and SBI’s subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. Spectrum Brands’ and SBI’s subsidiaries’ payments to their respective parent will be contingent upon their earnings, upon other business considerations and compliance with the terms of SBI’s indebtedness.
SBI substantial indebtedness may limit its financial and operating flexibility, and Spectrum Brands may incur additional debt, which could increase the risks associated with its substantial indebtedness.
SBI has, and expects to continue to have, a significant amount of indebtedness. See Exhibit 99.6 “Note 13, Debt”, to our Consolidated Financial Statements included elsewhere in this report for further details. SBI’s substantial indebtedness has had, and could continue to have, material adverse consequences for its business, and may:

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require Spectrum Brands to dedicate a large portion of its cash flow to pay principal and interest on its indebtedness, which will reduce the availability of its cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	increase its vulnerability to general adverse economic and industry conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which Spectrum Brands operates;

•	restrict its ability to make strategic acquisitions, dispositions or to exploit business opportunities;

•	place Spectrum Brands at a competitive disadvantage compared to its competitors that have less debt; and

•	limit its ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.
Under the SBI Senior Secured Facilities and indentures governing the SBI Notes (together, the “SBI Indentures”), SBI may incur additional indebtedness. If new debt is added to its existing debt levels, the related risks that Spectrum Brands now faces would increase.
Furthermore, a portion of SBI’s debt bears interest at variable rates. If market interest rates increase, the interest rate on SBI’s variable rate debt will increase and will create higher debt service requirements, which would adversely affect SBI’s cash flow and could adversely impact SBI’s results of operations. While SBI may enter into agreements limiting SBI’s exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Restrictive covenants in the SBI Senior Secured Facilities and the SBI Indentures may restrict SBI’s ability to pursue its business strategies.
The SBI Senior Secured Facilities and the SBI Indentures each restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness and preferred stock, loans and investments, liens and affiliate transactions. The SBI Senior Secured Facilities and the SBI Indentures also contain customary events of default. These covenants could, among other things, limit SBI’s ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of its assets and opportunities fully. In addition, the SBI Senior Secured Facilities and the SBI Indentures require SBI to dedicate a portion of cash flow from operations to payments on debt and also contain borrowing restrictions based on, among other things, Spectrum Brands’ fixed charge coverage ratio. Furthermore, the credit agreement governing the SBI Senior Secured Facilities contains a financial covenant relating to maximum leverage. Such requirements and covenants could limit the flexibility of SBI’s restricted entities in planning for, or reacting to, changes in the industries in which they operate. SBI’s ability to comply with these covenants is subject to certain events outside of its control. If SBI is unable to comply with these covenants, the lenders under the SBI Senior Secured Facilities could terminate their commitments and the lenders under the SBI Senior Secured Facilities or the holders of the SBI Notes could accelerate repayment of SBI’ outstanding borrowings and, in either case, SBI may be unable to obtain adequate refinancing of outstanding borrowings on favorable terms or at all. If SBI is unable to repay outstanding borrowings when due, the lenders under the SBI Senior Secured Facilities will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them. If SBI’s obligations under the SBI Senior Secured Facilities are accelerated, SBI cannot assure you that its assets would be sufficient to repay in full such indebtedness.
Spectrum Brands is subject to significant international business risks that could hurt its business and cause its results of operations to fluctuate.
Approximately 15% of Spectrum Brands’ net sales associated with its continuing operations for Fiscal 2017 were to customers outside of the U.S. Spectrum Brands’ pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. Spectrum Brands’ international operations are subject to risks including, among others:

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currency fluctuations, including, without limitation, fluctuations in the foreign exchange rate of the Euro, British Pound, Brazilian Real, Canadian Dollar, Australian Dollar, Japanese Yen and the Mexican Peso;

•	changes in the economic conditions or consumer preferences or demand for its products in these markets;

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the risk that because its brand names may not be locally recognized, Spectrum Brands must spend significant amounts of time and money to build brand recognition without certainty that Spectrum Brands will be successful;

•	labor unrest;

•	political and economic instability, as a result of war, terrorist attacks, pandemics, natural disasters or otherwise;

•	lack of developed infrastructure;

•	longer payment cycles and greater difficulty in collecting accounts;

•	restrictions on transfers of funds;

•	import and export duties and quotas, as well as general transportation costs;

•	changes in domestic and international customs and tariffs;

•	changes in foreign labor laws and regulations affecting Spectrum Brands’ ability to hire and retain employees;

•	inadequate protection of intellectual property in foreign countries;

•	unexpected changes in regulatory environments;

•	difficulty in complying with foreign law; and

•	adverse tax consequences.
The foregoing factors may have a material adverse effect on Spectrum Brands’ ability to increase or maintain its supply of products, financial condition or results of operations.
As a result of its international operations, Spectrum Brands faces a number of risks related to exchange rates and foreign currencies.
Spectrum Brands’ international sales and certain of its expenses are transacted in foreign currencies. During Fiscal 2017, approximately 15% of Spectrum Brands’ net sales and operating expenses associated with its continuing operations were denominated in foreign currencies. Spectrum Brands expects that the amount of its revenues and expenses transacted in foreign currencies will increase as its Latin American, European and Asian operations grow and as a result of acquisitions in these markets and, as a result, its exposure to risks associated with foreign currencies could increase accordingly. Significant changes in the value of the U.S. dollar in relation to foreign currencies will affect Spectrum Brands’ cost of goods sold and its operating margins and could result in exchange losses or otherwise have a material effect on Spectrum Brands’ business, financial condition and results of operations. Changes in currency exchange rates may also affect Spectrum Brands’ sales to, purchases from, and loans to, its subsidiaries, as well as sales to, purchases from, and bank lines of credit with, its customers, suppliers and creditors that are denominated in foreign currencies.
While Spectrum Brands may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and Spectrum Brands may not be able to successfully hedge its exposure to currency fluctuations. Further, Spectrum Brands may not be successful in implementing customer pricing or other actions in an effort to mitigate the impact of currency fluctuations and, thus, its results of operations may be adversely impacted.
Spectrum Brands’ international operations may expose it to risks related to compliance with the laws and regulations of foreign countries.
Spectrum Brands is subject to two EU Directives that may have a material impact on its business that include the Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) and the Waste Electrical and Electronic Equipment (“WEEE”). RoHS requires Spectrum Brands to eliminate specified hazardous materials from products it sells in EU member states. WEEE requires Spectrum Brands to collect and treat, dispose of or recycle certain products it manufactures or imports into the EU at its own expense. The costs associated with maintaining compliance or failing to comply with the EU Directives may harm Spectrum Brands’ business. For example:

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Although contracts with its suppliers address related compliance issues, Spectrum Brands may be unable to procure appropriate RoHS compliant material in sufficient quantity and quality and/or be able to incorporate it into its product procurement processes without compromising quality and/or harming its cost structure.

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Spectrum Brands may face excess and obsolete inventory risk related to non-compliant inventory that it may hold for which there is reduced demand, and it may need to write down the carrying value of such inventories.

Many of the developing countries in which Spectrum Brands operates do not have significant governmental regulation relating to environmental safety, occupational safety, employment practices or other business matters routinely regulated in the U.S. and EU or may not rigorously enforce such regulation. As these countries and their economies develop, it is possible that new regulations or increased enforcement of existing regulations may increase the expense of doing business in these countries. In addition, social legislation in many countries in which Spectrum Brands operates may result in significantly higher expenses associated with labor costs, terminating employees or distributors and closing manufacturing facilities. Increases in Spectrum Brands’ costs as a result of increased regulation, legislation or enforcement could materially and adversely affect its business, results of operations and financial condition.
Spectrum Brands faces risks related to the impact on foreign trade agreements and relations from the current administration.
Recent changes in the United States federal government have caused uncertainty about the future of trade partnerships and treaties, such as the North American Free Trade Agreement (“NAFTA”). The current administration has formally withdrawn the U.S. from the Trans Pacific Partnership Agreement (“TPPA”), which may affect Spectrum Brands’ ability to leverage lower cost facilities in territories outside of the U.S. The current administration has also initiated negotiations with Canada and Mexico aimed at re-negotiating term of NAFTA. It is uncertain what the outcome of the negotiations will be, but it is possible that revisions to NATFA could adversely affect Spectrum Brands’ existing production operations in Mexico and the current and future levels of sales and earnings of Spectrum Brands in all three countries. Furthermore, the current administration has threatened tougher trade terms with China and other countries. Media and political reactions in the affected countries could potentially impact the ability of Spectrum Brands’ operations in those countries. Foreign countries may impose additional burdens on U.S. companies through the use of local regulations, tariffs or other requirements which could increase Spectrum Brands’ operating costs in those foreign jurisdictions. It remains unclear what additional actions, if any, the current administration will take. If the United States were to materially modify NAFTA or other international trade agreements to which it is a party, or if tariffs were raised on the foreign-sourced goods that Spectrum Brands sell, such goods may no longer be available at a commercially attractive price, which in turn could have a material adverse effect on Spectrum Brands business, financial condition and results of operations.
Spectrum Brands faces risks relating to the United Kingdom’s 2016 referendum, which called for its exit from the European Union.
The announcement of the referendum regarding the United Kingdom’s (“UK”) membership in the European Union (“EU”) on June 23, 2016 (referred to as “Brexit”), advising for the exit of the UK from the EU, and subsequent notification of intention to withdraw given on March 29, 2017, has adversely impacted global markets and foreign currencies. In particular, the value of the Pound Sterling has sharply declined as compared to the U.S. Dollar and other currencies. This volatility in foreign currencies is expected to continue as the UK negotiates and executes its exit from the EU, but there is uncertainty over what time period this will occur. A significantly weaker Pound Sterling compared to the U.S. Dollar could have a significant negative effect on the Spectrum Brands’ business, financial condition and results of operations. The decrease in value to the Pound Sterling and impacts across global markets and foreign currencies may influence trends in consumer confidence and discretionary spending habits, but given the lack of precedent and uncertainty, it is unclear how the implications will affect Spectrum Brands.

The intention to withdraw begins a two-year negotiating period to establish the withdrawal terms. Even if no agreement is reached, the UK’s separation still becomes effective unless all EU members unanimously agree on an extension. Negotiations will commence to determine the future terms of the UK relationship with the EU, including, among other things, the terms of trade between the UK and the EU. The effects of Brexit will depend on many factors, including any agreements that the UK makes to retain access to EU markets either during a transitional period or more permanently. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the UK determines which EU laws to replace or replicate. Any of these effects of Brexit and others Spectrum Brands cannot anticipate, transactions between the UK and the EU, as well as the UK and non-EU countries, such as the United States will be affected because the UK currently operated under the EU’s tax treaties. The UK will need to negotiate its own tax treaties with countries all over the world, which could take years to complete. While Spectrum Brands cannot anticipate the outcome of these future negotiations, effects could include uncertainty regarding tax exemptions and reliefs within the EU, as well as expected changes in tax laws or regulations which could materially and adversely affect Spectrum Brands’ business, business opportunities, results of operations, financial condition, liquidity and cash flows.
Spectrum Brands participates in very competitive markets and it may not be able to compete successfully, causing Spectrum Brands to lose market share and sales.
Spectrum Brands competes for consumer acceptance and limited shelf space based upon brand name recognition, perceived product quality, price, performance, product features and enhancements, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies, and new product introductions. See Exhibit 99.1 “Business-Spectrum Brands-Sales Distribution and Competition” of this report for further information over the segments, product categories and markets in which Spectrum Brands competes, along with discussion over primary competitors. Spectrum Brands’ ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

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Spectrum Brands competes against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than Spectrum Brands.

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In some key product lines, Spectrum Brands’ competitors may have lower production costs and higher profit margins than Spectrum Brands, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives.

•	Technological advancements, product improvements or effective advertising campaigns by competitors may weaken consumer demand for Spectrum Brands’ products.

•	Consumer purchasing behavior may shift to distribution channels, including to online retailers, where Spectrum Brands and its customers do not have a strong presence.

•	Consumer preferences may change to lower margin products or products other than those that Spectrum Brands markets.

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Spectrum Brands may not be successful in the introduction, marketing and manufacture of any new products or product innovations or be able to develop and introduce, in a timely manner, innovations to its existing products that satisfy customer needs or achieve market acceptance.

In addition, in a number of Spectrum Brands’ product lines, Spectrum Brands competes with its retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products. Significant new competitors or increased competition from existing competitors, including specifically private label brands, may adversely affect Spectrum Brands’ business, financial condition and results of Spectrum Brands’ operations.
Some competitors may be willing to reduce prices and accept lower profit margins to compete with Spectrum Brands. As a result of this competition, Spectrum Brands could lose market share and sales, or be forced to reduce its prices to meet competition. If Spectrum Brands’ product offerings are unable to compete successfully, Spectrum Brands’ sales, results of operations and financial condition could be materially and adversely affected. In addition, Spectrum Brands may be unable to implement changes to its products or otherwise adapt to changing consumer trends. If Spectrum Brands is unable to respond to changing consumer trends, its operating results and financial condition could be adversely affected.
Changes in consumer shopping trends and changes in distribution channels could significantly harm Spectrum Brands’ business.
Spectrum Brands sells products through a variety of trade channels with a significant portion dependent upon retail partnerships, through both traditional brick-and-mortar retail channels and e-commerce channels. Spectrum Brands is seeing the emergence of strong e-commerce channels generating more online competition and declining in-store traffic in brick-and-mortar retailers. Consumer shopping preferences have shifted, and may continue to shift in the future to distribution channels other than traditional retail that may have more limited experience, presence and developed, such as e-commerce channels. If Spectrum Brands is not successful in developing and utilizing e-commerce channels that future consumers may prefer, Spectrum Brands may experience lower than expected revenues. Spectrum Brands is also seeing more traditional brick-and-mortar retailers closing physical stores, and filing for bankruptcy, which could negatively impact Spectrum Brands’ distribution strategies and/or sales if such retailers decide to significantly reduce their inventory levels for Spectrum Brands’ products or to designate more floor space to Spectrum

Brands’ competitors. Further consolidation, store closures and bankruptcies could have a material adverse effect on Spectrum Brands’ business, prospects, financial condition, results of operations, cash flows, as well as the trading price of Spectrum Brands’ securities.
Additionally, consolidation in retail has occurred during the last several years, particularly in developed markets such as the U.S. and Western Europe, resulting in Spectrum Brands becoming increasingly dependent on relationships with fewer key retailers that control an increasing percentage of retail locations, which trend may continue. Spectrum Brands’ success is dependent on Spectrum Brands’ ability to manage Spectrum Brands’ retailer relationships, including offering trade terms on mutually acceptable terms. Spectrum Brands generally does not have long-term sales contracts or other sales assurances with Spectrum Brands’ retail customers.
Consolidation of retailers and Spectrum Brands’ dependence on a small number of key customers for a significant percentage of its sales may negatively affect its business, financial condition and results of operations.
As a result of consolidation of retailers and consumer trends toward national mass merchandisers, a significant percentage of Spectrum Brands’ sales associated with its continuing operations are attributable to a limited group of customers. As these mass merchandisers and retailers grow larger and become more sophisticated, they may demand lower pricing, special packaging or impose other requirements on product suppliers. These business demands may relate to inventory practices, logistics or other aspects of the customer-supplier relationship. Because of the importance of these key customers, demands for price reductions or promotions, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.
Although Spectrum Brands has long-established relationships with many of its customers, Spectrum Brands does not have long-term agreements with them and purchases are generally made through the use of individual purchase orders. Any significant reduction in purchases, failure to obtain anticipated orders or delays or cancellations of orders by any of these major customers, or significant pressure to reduce prices from any of these major customers, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Additionally, a significant deterioration in the financial condition of the retail industry in general, the bankruptcy of any of Spectrum Brands’ customers or any of Spectrum Brands’ customers ceasing operations could have a material adverse effect on Spectrum Brands’ sales and profitability.
As a result of retailers maintaining tighter inventory control, Spectrum Brands faces risks related to meeting demand and storing inventory.
As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, Spectrum Brands may be required to shorten its lead-time for production and more closely anticipate its retailers’ and customers’ demands, which could in the future require Spectrum Brands to carry additional inventories and increase its working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if Spectrum Brands retailers significantly change their inventory management strategies, Spectrum Brands may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are cancelling orders or returning products, which may have a material adverse effect on its business.
Furthermore, Spectrum Brands primarily sells branded products and a move by one or more of its large customers to sell significant quantities of private label products, which Spectrum Brands does not produce on their behalf and which directly compete with Spectrum Brands products, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.
Sales of certain of Spectrum Brands’ products are seasonal and may cause its operating results and working capital requirements to fluctuate.
On a consolidated basis Spectrum Brands’ financial results are approximately equally weighted across its fiscal quarters, however, sales of certain product categories tend to be seasonal. See Exhibit 99.1 “Business-Spectrum Brands-Seasonality” of this report for further information over the seasonality of sales. As a result of this seasonality, Spectrum Brands’ inventory and working capital needs fluctuate significantly throughout the year. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If Spectrum Brands is unable to accurately forecast and prepare for customer orders or its working capital needs, or there is a general downturn in business or economic conditions during these periods, Spectrum Brands’ business, financial condition and results of operations could be materially and adversely affected.
Adverse weather conditions during Spectrum Brands’ peak selling seasons for its home and garden control and auto care products could have a material adverse effect on its home and garden business and auto care business.
Weather conditions have a significant impact on the timing and volume of sales of certain of Spectrum Brands’ lawn and garden and household insecticide and repellent products. For example, periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides. Adverse weather conditions during the first six months of the calendar year (Spectrum Brands’ second and third fiscal quarters), when demand for home and garden control products typically peaks, could have a material adverse effect on Spectrum Brands’ home and garden business and its financial results during such period. Weather can also influence customer behavior for Spectrum Brands’ auto care products, especially with appearance and A/C recharge products, which sell best during warm, dry weather. There could be a material adverse effect on the auto care segment if the weather is cold or wet, during the spring and summer seasons when demand for Spectrum Brands’ auto care products typically peaks.
Spectrum Brands’ products utilize certain key raw materials; any significant increase in the price of, or change in supply and demand for, these raw materials could have a material and adverse effect on its business, financial condition and profits.
The principal raw materials used to produce Spectrum Brands’ products-including brass, petroleum-based plastic materials and corrugated materials (for packaging)-are sourced either on a global or regional basis by Spectrum Brands or its suppliers, and the prices of those raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. Although Spectrum Brands may increase the prices of certain of its goods to its customers, Spectrum Brands may not be able to pass all of these cost increases on to its customers. As a result, its margins may be adversely impacted by such cost increases. Spectrum Brands cannot provide any assurance that its sources of supply will not be interrupted due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow, which may have an adverse effect on its profitability and results of operations.
Spectrum Brands regularly engages in forward purchase and hedging derivative transactions in an attempt to effectively manage and stabilize some of the raw material costs it expects to incur over the next 12 to 24 months. However, Spectrum Brands’ hedging positions may not be effective, or may not anticipate beneficial trends, in a particular raw material market or may, as a result of changes in its business, no longer be useful for Spectrum Brands. See Exhibit 99.6 “Note 15, Derivative Financial Instruments”, to our Consolidated Financial Statements included elsewhere in this report for further details on Spectrum Brands’ effective hedging strategies over certain commodity costs. In addition, for certain of the principal raw materials Spectrum Brands uses to produce its products there are no available effective hedging markets. If these efforts are not effective or expose Spectrum Brands to above average costs for an extended period of time, and Spectrum Brands is unable to pass its raw materials costs on to its customers, Spectrum Brands’ future profitability may be materially and adversely affected. Furthermore, with respect to transportation costs, certain modes of delivery are subject to fuel surcharges which are determined based upon the current cost of diesel fuel in relation to pre-established agreed upon costs. Spectrum Brands may be unable to pass these fuel surcharges on to its customers, which may have an adverse effect on its profitability and results of operations.
In addition, Spectrum Brands has exclusivity arrangements and minimum purchase requirements with certain of its suppliers for the home and garden business, which increase its dependence upon and exposure to those suppliers. Some of those agreements include caps on the price Spectrum Brands pays for its supplies and in certain instances, these caps have allowed Spectrum Brands to purchase materials at below market prices. When Spectrum Brands attempts to renew those contracts, the other parties to the contracts may not be willing to include or may limit the effect of those caps and could even attempt to impose above market prices in an effort to make up for any below market prices paid by Spectrum Brands prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect Spectrum Brands’ business, financial condition and results of operations.
Spectrum Brands’ dependence on a few suppliers for certain of its products makes it vulnerable to a disruption in the supply of its products.
Although Spectrum Brands has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on its business, financial condition and results of operations:

•	its ability to identify and develop relationships with qualified suppliers;

•
the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport and other costs, its suppliers’ willingness to extend credit to Spectrum Brands to finance its inventory purchases and other factors beyond its control;

•	the financial condition of its suppliers;

•	political and economic instability in the countries in which its suppliers are located, as a result of war, terrorist attacks, pandemics, natural disasters or otherwise;

•	its ability to import outsourced products;

•	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs; or

•	its suppliers’ ability to manufacture and deliver outsourced products according to its standards of quality on a timely and efficient basis.

If Spectrum Brands’ relationship with one of its key suppliers is adversely affected, Spectrum Brands may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling, molds or other specialized production equipment or processes used by such supplier in the manufacture of its products. The loss of one or more of its suppliers, a material reduction in their supply of products or provision of services to Spectrum Brands or extended disruptions or interruptions in their operations could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.
Spectrum Brands manufactures the majority of its residential door locks at its Subic Bay, Philippines facility. Spectrum Brands’ home and garden products are mainly manufactured from its St. Louis, Missouri, facility. GAC’s manufacturing facility consists of one site which is located in Dayton, Ohio and thus GAC is dependent upon the continued safe operation of this facility.
Spectrum Brands’ facilities are subject to various hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including human error, leaks and ruptures, explosions, floods, fires, inclement weather and natural disasters, power loss or other infrastructure failures, mechanical failure, unscheduled downtime, regulatory requirements, the loss of certifications, technical difficulties, labor disputes, inability to obtain material, equipment or transportation, environmental hazards such as remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases, and other risks. Many of these hazards could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination. In addition, the occurrence of material operation problems at Spectrum Brands’ facility due to any of these hazards could cause a disruption in the production of products. Spectrum Brands may also encounter difficulties or interruption as a result of the application of enhanced manufacturing technologies or changes to production lines to improve throughput or to upgrade or repair its production lines. Spectrum Brands’ insurance policies have coverage in case of significant damage to its manufacturing facility but may not fully compensate for the cost of replacement for any such damage and any loss from business interruption. As a result, Spectrum Brands may not be adequately insured to cover losses resulting from significant damage to its manufacturing facility. Any damage to its facility or interruption in manufacturing could result in production delays and delays in meeting contractual obligations which could have a material adverse effect on Spectrum Brands’ relationship with its customers and on its results of operations, financial condition or cash flows in any given period.
A change in governmental regulations regarding the use of refrigerant gas R-134a or its potential future substitutes could have a material adverse effect on Spectrum Brands’ ability to sell its aftermarket A/C products.
The refrigerant R-134a is critical component of Spectrum Brands’ aftermarket A/C products and is used in products which comprised approximately 35% of GAC’s net sales, or approximately 5% of Spectrum Brands’ net sales, in Fiscal 2017. Older generation refrigerants such as R-12 (Freon) have been regulated for some time in the United States and elsewhere, due to concerns about their potential to contribute to ozone depletion. In recent years, refrigerants such as R-134a, which is an approved substitute for R-12, have also become the subject of regulatory focus due to their potential to contribute to global warming.
The European Union has passed regulations that require the phase out of R-134a in automotive cooling systems in new vehicles by 2017. In the United States, Spectrum Brands cannot predict what future action, if any, the EPA will take on the regulation of R-134a. But based on currently available information, it believes that it would take some time for suitable alternatives to R-134a to come into full scale commercial production and therefore such alternatives would not be readily available for wide spread use in new car models. If the future use of R-134a is phased out or is limited or prohibited in jurisdictions in which Spectrum Brands does business, the future market for GAC’s products containing R-134a may be limited, which could have a material adverse impact on Spectrum Brands’ results of operations, financial condition, and cash flows.
In addition, regulations may be enacted governing the packaging, use and disposal of Spectrum Brands’ products containing refrigerants. For example, regulations are currently in effect in California that governs the sale and distribution of products containing R-134a. While Spectrum Brands has reported that it is not aware of any noncompliance with such regulations, its failure to comply with these or possible future regulations in California, or elsewhere, could result in material fines or costs or the inability to sell its products in those markets, which could have a material adverse impact on Spectrum Brands’ results of operations, financial condition and cash flows. If substitutes for R-134a become widely used in A/C systems and their use for DIY and retrofit purposes are not approved by the EPA, it could have a material adverse effect on Spectrum Brands’ results of operations, financial condition, and cash flows. In addition, the cost of HFO-1234yf, the leading long-term alternative to R-134a being proposed in the United States and the European Union for use in the A/C systems of new vehicles, will likely be higher than that of R-134a and access to supply of HFO-1234yf may be limited. If HFO-1234yf becomes widely used and Spectrum Brands is able to develop products using HFO-1234yf, but is unable to price its products to reflect the increased cost of HFO-1234yf, it could have a material adverse effect on Spectrum Brands’ results of operations, financial condition and cash flow.
Spectrum Brands faces risks related to its sales of products obtained from third-party suppliers.
Spectrum Brands sells products that are manufactured by third party suppliers over which it has no direct control. While Spectrum Brands has implemented processes and procedures to try to ensure that the suppliers it uses are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in Spectrum Brands’ marketing and distribution of contaminated, defective or dangerous products which could subject it to liabilities and could result in the imposition by governmental authorities of procedures or penalties that could restrict or eliminate its ability to purchase products. Any or all of these effects could adversely affect Spectrum Brands’ business, financial condition and results of operations.
In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act includes provisions regarding certain minerals and metals, known as conflict minerals, mined from the Democratic Republic of Congo and adjoining countries. These provisions require companies to undertake due diligence procedures and report on the use of conflict minerals in its products, including products manufactured by third parties. Compliance with these provisions will cause Spectrum Brands to incur costs to certify that its supply chain is conflict free and Spectrum Brands may face difficulties if its suppliers are unwilling or unable to verify the source of their materials. Spectrum Brands’ ability to source these minerals and metals may also be adversely impacted. In addition, Spectrum Brands’ customers may require that it provides them with a certification and its inability to do so may disqualify it as a supplier.
Spectrum Brands may not be able to adequately establish and protect its intellectual property rights, and the infringement or loss of its intellectual property rights could harm its business.
To establish and protect its intellectual property rights, Spectrum Brands relies upon a combination of national, foreign and multi-national patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual arrangements. The measures that Spectrum Brands takes to protect its intellectual property rights may prove inadequate to prevent third parties from infringing or misappropriating its intellectual property. Spectrum Brands may need to resort to litigation to enforce or defend its intellectual property rights. If a competitor or collaborator files a patent application claiming technology also claimed by Spectrum Brands, or a trademark application claiming a trademark, service mark or trade dress also used by Spectrum Brands, in order to protect Spectrum Brands’ rights, Spectrum Brands may have to participate in expensive and time consuming opposition or interference proceedings before the U.S. Patent and Trademark Office or a similar foreign agency. Similarly, its intellectual property rights may be challenged by third parties or invalidated through administrative process or litigation. The costs associated with protecting intellectual property rights, including litigation costs, may be material. Furthermore, even if Spectrum Brands’ intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of Spectrum Brands’ intellectual property rights, or its competitors may independently develop technologies that are substantially equivalent or superior to its technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the time and resources of management and technical personnel.
Moreover, the laws of certain foreign countries in which Spectrum Brands operates or may operate in the future do not protect, and the governments of certain foreign countries do not enforce, intellectual property rights to the same extent as do the laws and government of the U.S., which may negate Spectrum Brands’ competitive or technological advantages in such markets. Also, some of the technology underlying Spectrum Brands’ products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to Spectrum Brands’ competitors at any time. If Spectrum Brands is unable to establish and then adequately protect its intellectual property rights, its business, financial condition and results of operations could be materially and adversely affected.
Spectrum Brands licenses various trademarks, trade names and patents from third parties for certain of its products. See Exhibit 99.1 “Business-Spectrum Brands-Patents and Trademarks” of this report for further discussion and detail on licensed trademarks, trade names and patents. These licenses generally place marketing obligations on Spectrum Brands and require Spectrum Brands to pay fees and royalties based on net sales or profits. Typically, these licenses may be terminated if Spectrum Brands fails to satisfy certain minimum sales obligations or if it breaches the terms of the license. The termination of these licensing arrangements, failure to renew or enter into a new agreement on acceptable terms could adversely affect Spectrum Brands’ business, financial condition and results of operations. When Spectrum Brands’ right to use these trademarks, brand names and logos expires, Spectrum Brands may not be able to maintain or enjoy comparable name recognition or status under its new brand. If Spectrum Brands is unable to successfully manage the transition of its business to new brands, Spectrum Brands’ reputation among its customers could be adversely affected, and its revenue and profitability could decline.
If Spectrum Brands is unable to protect the confidentiality of its proprietary information and know-how, the value of Spectrum Brands’ technology, products and services could be harmed significantly.
Spectrum Brands relies on trade secrets, know-how and other proprietary information in operating its business. If this information is not adequately protected, then it may be disclosed or used in an unauthorized manner. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to its proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in Spectrum Brands’ favor. The risk that other parties may breach confidentiality agreements or that Spectrum Brands’ trade secrets become known or independently discovered by competitors, could harm Spectrum Brands by enabling its competitors, who may have greater experience and financial resources, to copy or use Spectrum Brands’ trade secrets and other proprietary information in the advancement of their products, methods or technologies. The disclosure of Spectrum Brands’ trade secrets would impair its competitive position, thereby weakening demand for its products or services and harming Spectrum Brands’ ability to maintain or increase its customer base.

Claims by third parties that Spectrum Brands is infringing their intellectual property and other litigation could adversely affect its business.
From time to time in the past Spectrum Brands has been subject to claims that it is infringing the intellectual property of others. Spectrum Brands currently is the subject of such claims and it is possible that third parties will assert infringement claims against Spectrum Brands in the future. An adverse finding against Spectrum Brands in these or similar trademark or other intellectual property litigations may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Any such claims, with or without merit, could be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require Spectrum Brands to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. If Spectrum Brands is deemed to be infringing a third party’s intellectual property and is unable to continue using that intellectual property as it had been, its business and results of operations could be harmed if it is unable to successfully develop non-infringing alternative intellectual property on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation could subject Spectrum Brands to significant liability, as well as require Spectrum Brands to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. Any significant restriction on Spectrum Brands’ proprietary or licensed intellectual property that impedes its ability to develop and commercialize its products could have a material adverse effect on its business, financial condition and results of operations.
Class action and derivative action lawsuits and other investigations, regardless of their merits, could have an adverse effect on Spectrum Brands’ business, financial condition and results of operations.
Spectrum Brands and certain of its officers and directors have been named in the past, and, may be named in the future, as defendants of class action and derivative action lawsuits. In the past, Spectrum Brands has also received requests for information from government authorities. Regardless of their subject matter or merits, class action lawsuits and other government investigations may result in significant cost to Spectrum Brands, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on its business, financial condition and results of operations.
Spectrum Brands may be subject to product liability claims and product recalls, which could negatively impact its profitability.
In the ordinary course of business, Spectrum Brands may be named as a defendant in lawsuits involving product liability claims. In any such proceedings, plaintiffs may seek to recover large and sometimes unspecified amounts of damages, and the matters may remain unresolved for several years. Any such matters could have a material adverse effect on Spectrum Brands’ business, results of operations and cash flows if Spectrum Brands is unable to successfully defend against or settle these matters or if Spectrum Brands’ insurance coverage is insufficient to satisfy any judgments against Spectrum Brands or settlement related to these matters. Spectrum Brands sells perishable treats for animal consumption, which involves risks such as product contamination or spoilage, product tampering, and other adulteration of food products. Spectrum Brands may be subject to liability if the consumption of any of its products causes injury, illness, or death. In addition, Spectrum Brands will voluntarily recall products in the event of contamination or damage. For example, on June 10, 2017, Spectrum Brands initiated a voluntary safety recall of various rawhide chew products for dogs sold by Spectrum Brands due to possible chemical contamination. The costs of the recall negatively impacted Net Sales, Gross Margin, and adjusted earnings before interest, taxes, depreciation and amortization and Spectrum Brands expects ongoing impacts to its business. A significant product liability judgment or a widespread product recall may negatively impact Spectrum Brands’ sales and profitability for a period of time depending on product availability, competitive reaction, and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that Spectrum Brands’ products caused illness or injury could adversely affect Spectrum Brands’ reputation with existing and potential customers and its corporate and brand image. Although Spectrum Brands has product liability insurance coverage and an excess umbrella policy, Spectrum Brands’ insurance policies may not provide coverage for certain, or any, claims against Spectrum Brands or may not be sufficient to cover all possible liabilities. Spectrum Brands may not be able to maintain such insurance on acceptable terms, if at all, in the future. See Exhibit 99.6 Note 21, “Commitments and Contingencies,” to our Consolidated Financial Statements included elsewhere in this report for further discussion on product liability and product recalls.
Public perceptions that some of the products Spectrum Brands produces and markets are not safe could adversely affect Spectrum Brands.
On occasion, Spectrum Brands’ customers have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that any of its products are not safe, whether justified or not, could impair Spectrum Brands’ reputation, damage its brand names and have a material adverse effect on its business, financial condition and results of operations. In addition, Spectrum Brands relies on certain third party trademarks, brand names and logos which it does not have exclusive use of. Public perception that any such third party trademarks, brand names and logos used by Spectrum Brands are not safe, whether justified or not, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands may incur material capital and other costs due to environmental liabilities.
Spectrum Brands is subject to a broad range of federal, state, local, foreign and multi-national laws and regulations relating to the environment. These include laws and regulations that govern:

•	discharges to the air, water and land;

•	the handling and disposal of solid and hazardous substances and wastes; and

•	remediation of contamination associated with release of hazardous substances at its facilities and at off-site disposal locations.
Moreover, there are adopted and proposed international accords and treaties, as well as federal, state and local laws and regulations that would attempt to control or limit the causes of climate change, including the effect of greenhouse gas emissions on the environment. In the event that the U.S. government or foreign governments enact new climate change laws or regulations or make changes to existing laws or regulations, compliance with applicable laws or regulations may result in increased manufacturing costs for Spectrum Brands’ products, such as by requiring investment in new pollution control equipment or changing the ways in which certain of its products are made. Spectrum Brands may incur some of these costs directly and others may be passed on to it from its third-party suppliers. Although Spectrum Brands believes that it is substantially in compliance with applicable environmental laws and regulations at its facilities, Spectrum Brands may not always be in compliance with such laws and regulations or any new laws and regulations in the future, which could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.
From time to time, Spectrum Brands has been required to address the effect of historic activities on the environmental condition of its properties or former properties. Spectrum Brands has not conducted invasive testing at all of its facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of its manufacturing facilities is discovered, Spectrum Brands could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Spectrum Brands is currently engaged in investigative or remedial projects at a few of its facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material effect on Spectrum Brands’ business, financial condition and results of operations.
In addition, in connection with certain business acquisitions, Spectrum Brands has assumed, and in connection with future acquisitions may assume in the future, certain potential environmental liabilities. To the extent Spectrum Brands has not identified such environmental liabilities or to the extent the indemnifications obtained from Spectrum Brands’ counterparties are insufficient to cover such environmental liabilities, these environmental liabilities could have a material adverse effect on Spectrum Brands’ business.
Spectrum Brands is also subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is responsible as a result of its relationship with such other parties. These proceedings are under CERCLA or similar state or foreign jurisdiction laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. Spectrum Brands occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where Spectrum Brands has been notified of its status as a potentially responsible party, it is either premature to determine if Spectrum Brands’ potential liability, if any, will be material or it does not believe that its liability, if any, will be material. Spectrum Brands may be named as a potentially responsible party under CERCLA or similar state or foreign jurisdiction laws in the future for other sites not currently known to Spectrum Brands, and the costs and liabilities associated with these sites may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.
It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. See Exhibit 99.6 Note 21, “Commitments and Contingencies”, to our Consolidated Financial Statements included elsewhere in this report for further discussion on estimated liabilities arising from such environmental matters. Nevertheless, based upon the information currently available, Spectrum Brands believes that its ultimate liability arising from such environmental matters should not be material to Spectrum Brands’ business or financial condition.

Compliance with various public health, consumer protection and other regulations applicable to Spectrum Brands’ products and facilities could increase its cost of doing business and expose Spectrum Brands to additional requirements with which Spectrum Brands may be unable to comply.
Certain of Spectrum Brands’ products sold through, and facilities operated under, each of its business segments are regulated by the EPA, the FDA, the United States Department of Agriculture or other federal or state consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Spectrum Brands’ inability to obtain, or the cancellation of, any registration could have an adverse effect on its business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether its competitors were similarly affected. Spectrum Brands attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients, but it may not always be able to avoid or minimize these risks.
As a distributor of consumer products in the U.S., certain of Spectrum Brands’ products are also subject to the Consumer Product Safety Act, which empowers the U.S. Consumer Product Safety Commission (the “Consumer Commission”) to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Commission could require it to repair, replace or refund the purchase price of one or more of its products, or it may voluntarily do so. Any additional repurchases or recalls of Spectrum Brands’ products could be costly to Spectrum Brands and could damage the reputation or the value of its brands. If Spectrum Brands is required to remove, or Spectrum Brands voluntarily removes its products from the market, its reputation or brands could be tarnished and it may have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the Consumer Commission of a potential safety hazard can result in significant fines being assessed against Spectrum Brands. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which Spectrum Brands sells its products, and more restrictive laws and regulations may be adopted in the future.
The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of Spectrum Brands’ products that are sold through the Home and Garden Business continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide Spectrum Brands uses in its products will be limited or made unavailable to Spectrum Brands. Spectrum Brands cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in its products.
In addition, the use of certain pesticide products that are sold through Spectrum Brands’ Home and Garden Business may, among other things, be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product, that users post notices on properties where products have been or will be applied or that certain ingredients may not be used. Compliance with such public health regulations could increase Spectrum Brands’ cost of doing business and expose Spectrum Brands to additional requirements with which it may be unable to comply.
Any failure to comply with these laws or regulations, or the terms of applicable environmental permits, could result in Spectrum Brands incurring substantial costs, including fines, penalties and other civil and criminal sanctions or the prohibition of sales of its pest control products. Environmental law requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time and could require Spectrum Brands to incur significant expenses.
Most federal, state and local authorities require certification by Underwriters Laboratory, Inc. (“UL”), an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Spectrum Brands’ products may not meet the specifications required by these authorities. A determination that any of its products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.
Disruption or failures of Spectrum Brands’ information technology systems could have a material adverse effect on its business.
Spectrum Brands’ information technology systems are susceptible to security breaches, operational data loss, general disruptions in functionality, and may not be compatible with new technology. Spectrum Brands depends on its information technology systems for the effectiveness of its operations and to interface with its customers, as well as to maintain financial records and accuracy. Disruption or failures of Spectrum Brands’ information technology systems could impair its ability to effectively and timely provide its services and products and maintain its financial records, which could damage its reputation and have a material adverse effect on Spectrum Brands’ business.
Spectrum Brands actual or perceived failure to adequately protect personal data could adversely affect its business, financial condition and results of operations.
A variety of state, national, foreign, and international laws and regulations apply to the collection, use, retention, protection,

disclosure, transfer, and other processing of personal data. These privacy and data protection-related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development of new products.
Spectrum Brands historically has relied upon adherence to the U.S. Department of Commerce’s Safe Harbor Privacy Principles and compliance with the U.S.-EU Safe Harbor Framework under Directive 95/46/EC (commonly referred to as the “Data Protection Directive”) agreed to by the U.S. Department of Commerce and the EU. The U.S.-EU Safe Harbor Framework, which established means for legitimizing the transfer of personal data by U.S. companies from the European Economic Area, or EEA, to the U.S., recently was invalidated by a decision of the European Court of Justice (or the “ECJ”).
On July 12, 2016, the European Commission adopted the EU-U.S. Privacy Shield, which provides a framework for the transfer of personal data of EU data subjects, and on May 4, 2016, the EU General Data Protection Regulation (“GDPR”), which will replace Directive 95/46/EC, was formally published. The GDPR will go into effect on May 25, 2018 and as a regulation as opposed to a directive will be directly applicable in EU member states. Among other things, the GDPR applies to data controllers and processors outside of the EU whose processing activities relate to the offering of goods or services to, or monitoring the behavior within the EU of, EU data subjects.
In light of these developments, Spectrum Brands is reviewing its business practices and may find it necessary or desirable to make changes to our personal data handling to cause our transfer and receipt of EEA residents’ personal data to be legitimized under applicable European law. The regulation of data privacy in the EU continues to evolve, and it is not possible to predict the ultimate content, and therefore the effect, of data protection regulation over time.
Spectrum Brands’ actual or alleged failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement actions and significant penalties against Spectrum Brands, which could result in negative publicity, increase Spectrum Brands’ operating costs, subject Spectrum Brands to claims or other remedies and have a material adverse effect on Spectrum Brands’ business, financial condition, and results of operations.
If Spectrum Brands is unable to negotiate satisfactory terms to continue existing or enter into additional collective bargaining agreements, Spectrum Brands may experience an increased risk of labor disruptions and its results of operations and financial condition may suffer.
See Exhibit 99.1 “Business-Spectrum Brands-Employees” of this report for further discussion on Spectrum Brands’ labor force subject to collective bargaining agreements. While Spectrum Brands currently expects to negotiate continuations to the terms of these agreements, there can be no assurances that it will be able to obtain terms that are satisfactory to it or otherwise to reach agreement at all with the applicable parties. In addition, in the course of its business, Spectrum Brands may also become subject to additional collective bargaining agreements. These agreements may be on terms that are less favorable than those under its current collective bargaining agreements. Spectrum Brands’ increased exposure to collective bargaining agreements, whether on terms more or less favorable than its existing collective bargaining agreements, could adversely affect the operation of Spectrum Brands’ business, including through increased labor expenses. While Spectrum Brands intends to comply with all collective bargaining agreements to which it is subject, there can be no assurances that Spectrum Brands will be able to do so and any noncompliance could subject it to disruptions in its operations and materially and adversely affect its results of operations and financial condition.
Significant changes in actual investment return on pension assets, discount rates and other factors could affect Spectrum Brands’ results of operations, equity and pension contributions in future periods.
Spectrum Brands’ results of operations may be positively or negatively affected by the amount of income or expense it records for its defined benefit pension plans. U.S. GAAP requires that Spectrum Brands calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions about financial markets and other economic conditions, which may change based on changes in key economic indicators. The most significant assumptions Spectrum Brands uses to estimate pension income or expense are the discount rate and the expected long-term rate of return on plan assets. In addition, Spectrum Brands is required to make an annual measurement of plan assets and liabilities, which may result in a significant change to equity. Although pension expense and pension funding contributions are not directly related, key economic factors that affect pension expense would also likely affect the amount of cash Spectrum Brands would contribute to pension plans as required under ERISA.
Spectrum Brands’ acquisition and expansion strategy may not be successful.
Spectrum Brands’ growth strategy is based in part on growth through acquisitions, which poses a number of risks. Spectrum Brands may not be successful in identifying appropriate acquisition candidates, consummating acquisitions on satisfactory terms or integrating any newly acquired or expanded business with its current operations. Spectrum Brands may issue additional equity, incur long-term or short-term indebtedness, spend cash or use a combination of these for all or part of the consideration paid in future acquisitions or expansion of its operations. The execution of Spectrum Brands’ acquisition and expansion strategy could entail repositioning or similar actions that in turn require Spectrum Brands to record impairments, restructuring and other charges.

Any such charges would reduce Spectrum Brands’ earnings. Spectrum Brands cannot guarantee that any future business acquisitions will be pursued or that any acquisitions that are pursued will be consummated.
Significant costs have been incurred and are expected to be incurred in connection with the consummation of recent and future business acquisitions and the integration of such acquired businesses with Spectrum Brands into a combined company, including legal, accounting, financial advisory and other costs.
Spectrum Brands expects to incur one-time costs in connection with integrating Spectrum Brands’ operations, products and personnel and those of the businesses Spectrum Brands acquires into a combined company, in addition to costs related directly to completing such acquisitions. Spectrum Brands would expect similar costs to be incurred with any future acquisition. These costs may include expenditures for:

•	employee redeployment, relocation or severance;

•	integration of operations and information systems;

•	combination of research and development teams and processes; and

•	reorganization or closures of facilities.
In addition, Spectrum Brands expects to incur a number of non-recurring costs associated with combining its operations with those of acquired businesses. Additional unanticipated costs may yet be incurred as Spectrum Brands integrates its business with acquired businesses. Although Spectrum Brands expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of its operations with those of acquired businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term. Additionally, while Spectrum Brands expects to benefit from leveraging distribution channels and brand names among Spectrum Brands and its acquired businesses, Spectrum Brands cannot assure you that it will achieve such benefits.
Spectrum Brands may not realize the anticipated benefits of, and synergies from, its business acquisitions and may become responsible for certain liabilities and integration costs as a result.
Business acquisitions involve the integration of new businesses that have previously operated independently from Spectrum Brands. The integration of Spectrum Brands’ operations with those of acquired businesses is frequently expected to result in financial and operational benefits, including increased top line growth, margins, revenues and cost savings and be accretive to earnings per share, earnings before interest, taxes, depreciation and amortization and free cash flow before synergies. There can be no assurance, however, regarding when or the extent to which Spectrum Brands will be able to realize these increased top line growth, margins, revenues, cost savings or accretions to earnings per share, earnings before interest, taxes, depreciation and amortization or free cash flow or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. Spectrum Brands will often be required to integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which may be dissimilar. In some instances, Spectrum Brands and certain acquired businesses have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with the integration of acquired businesses could have a material adverse effect on Spectrum Brands’ business.
Spectrum Brands may also acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or the rights to market specific products or use specific product names may involve a financial commitment by Spectrum Brands, either in the form of cash or equity consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that Spectrum Brands will acquire businesses or product distribution rights that will contribute positively to its earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations and acquired businesses may carry unexpected liabilities.
In addition, in connection with business acquisitions, Spectrum Brands has assumed, and may assume in connection with future acquisitions, certain potential liabilities. To the extent such liabilities are not identified by Spectrum Brands or to the extent the indemnifications obtained from third parties are insufficient to cover such liabilities, these liabilities could have a material adverse effect on Spectrum Brands’ business.
Integrating Spectrum Brands’ business with acquired businesses may divert its management’s attention away from operations.
Successful integration of acquired businesses’ operations, products and personnel with Spectrum Brands may place a significant burden on its management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm its business, financial condition and operating results.

General customer uncertainty related to Spectrum Brands’ business acquisitions could harm Spectrum Brands.
Spectrum Brands’ customers may, in response to the announcement or consummation of a business acquisition, delay or defer purchasing decisions. If Spectrum Brands’ customers delay or defer purchasing decisions, its revenues could materially decline or any anticipated increases in revenue could be lower than expected.
If Spectrum Brands’ goodwill, indefinite-lived intangible assets or other long-term assets become impaired, Spectrum Brands will be required to record additional impairment charges, which may be significant.
A significant portion of Spectrum Brands’ long-term assets consist of goodwill, other indefinite-lived intangible assets and finite-lived intangible assets recorded as a result of past acquisitions as well as through fresh start reporting. Spectrum Brands does not amortize goodwill and indefinite-lived intangible assets, but rather reviews them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Spectrum Brands considers whether circumstances or conditions exist which suggest that the carrying value of its goodwill and other long-lived intangible assets might be impaired. If such circumstances or conditions exist, further steps are required in order to determine whether the carrying value of each of the individual assets exceeds its fair value. If analysis indicates that an individual asset’s carrying value does exceed its fair value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value.
The steps required by U.S. GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there may be an impairment and which may indicate that interim impairment testing is necessary include, but are not limited to: strategic decisions to exit a business or dispose of an asset made in response to changes in economic, political and competitive conditions; the impact of the economic environment on the customer base and on broad market conditions that drive valuation considerations by market participants; Spectrum Brands’ internal expectations with regard to future revenue growth and the assumptions Spectrum Brands makes when performing impairment reviews; a significant decrease in the market price of Spectrum Brands’ assets; a significant adverse change in the extent or manner in which Spectrum Brands’ assets are used; a significant adverse change in legal factors or the business climate that could affect Spectrum Brands’ assets; an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset; and significant changes in the cash flows associated with an asset. As a result of such circumstances, Spectrum Brands may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of its goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on Spectrum Brands’ business, financial condition and operating results.
The successful execution of Spectrum Brands operational efficiency and multi-year restructuring initiatives are key to the long-term growth of its business.
Spectrum Brands continues to engage in targeted restructuring initiatives, such as the HHI Distribution Center Consolidation and GAC Business Rationalization Initiatives, to align Spectrum Brands’ business operations in response to current and anticipated future market conditions and investment strategy. Spectrum Brands will evaluate opportunities for additional initiatives to restructure or reorganize the business across its operating segments and functions with a focus on areas of strategic growth and optimizing operational efficiency. Significant risks associated with these actions may impair its ability to achieve the anticipated cost reduction or may disrupt its business including delays in shipping, implementation of workforce, redundant costs, and failure to meet operational targets. In addition, Spectrum Brands’ ability to achieve the anticipated cost savings and other benefits from these actions within the expected timeframe is subject to many estimates and assumptions. These estimates and assumptions are subject to significant economic, competitive and other uncertainties, some of which are beyond Spectrum Brands’ control. If these estimates and assumptions are incorrect, experience delays, or if other unforeseen events occur, Spectrum Brands’ business and results of operation could be adversely affected. See Exhibit 99.6 Note 4, “Restructuring and Related Charges”, to our Consolidated Financial Statements included elsewhere in this report for further details over restructuring related activity.
Spectrum Brands is exploring strategic alternatives for a planned sale in its GBA business, but there can be no assurance that Spectrum Brands will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield additional value for stockholders.
Spectrum Brands has commenced the process to dispose of the GBA business through a planned sale. There can be no assurance that the exploration of strategic alternatives will result in the identification or consummation of any transaction. The strategic review process may be suspended or terminated at any time without notice. In addition, Spectrum Brands may incur substantial expenses associated with identifying and evaluating potential strategic alternatives and transactions. Furthermore, any attractive strategic alternative may be limited or prohibited by applicable regulatory regimes. Any potential transaction would be dependent upon a number of factors that may be beyond Spectrum Brands’ control. If Spectrum Brands is unable to effectively manage the process, the business, financial condition, and results of operations of Spectrum Brands’ and its subsidiaries could be adversely affected. Spectrum Brands also cannot assure that any potential transaction or strategic alternative, if identified, evaluated and consummated, will be successful in enhancing Spectrum Brands’ business or financial conditions, or provide greater value to Spectrum Brands’ stockholders than that reflected in the current stock price.

Spectrum Brands could consume resources in pursuing strategic alternatives for the potential sale in its GBA business, which could materially adversely affect Spectrum Brands’ business.
Spectrum Brands anticipate the investigation of strategic alternatives for the potential sale of its GBA business, and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments, with respect to such transactions, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. The process of exploring strategic alternatives may be time consuming and disruptive to the business operations and the management teams of Spectrum Brands and its subsidiaries. If a decision is made not to consummate a specific transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific transaction, Spectrum Brands may fail to consummate the transaction for any number of reasons, including those beyond Spectrum Brands’ control. Any such event could consume significant management time and result in a loss to Spectrum Brands of the related costs incurred, which could adversely affect Spectrum Brands’ financial position and Spectrum Brands’ business.